UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2020

KBR, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street, Suite 3400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Directors or Certain Officers.

On April 9, 2020, KBR, Inc. (“KBR”) announced that Ian Mackey, Executive Vice President, Chief Corporate Officer, will be retiring from full-time employment on June 30, 2020. Stuart Bradie, President and Chief Executive Officer of KBR, remarked that Mr. Mackey’s service to KBR and the Executive Leadership Team (“ELT”) has been invaluable and will continue on a part-time basis through March 31, 2021, to ensure his responsibilities are transitioned smoothly. During his retirement transition period, Mr. Mackey will remain a direct report to Mr. Bradie. The details of Mr. Mackey’s retirement transition compensatory arrangement are provided below.

Mr. Mackey joined KBR in 2015 to lead the Human Resources function and champion the KBR people-centric agenda. In subsequent years, Mr. Mackey’s responsibilities broadened to oversee the Information Technology, Real Estate, and Travel functional areas as well as serving as lead director for KBR in its Brown & Root Industrial Services joint venture. Mr. Mackey’s leadership helped transform the mission and culture of KBR, and Mr. Bradie noted that he is grateful for Mr. Mackey’s unwavering support and service to KBR and wishes him all the very best in his retirement.

As part of Mr. Mackey’s retirement transition, KBR announced the appointment of Jenni Myles as Executive Vice President and Chief People Officer effective May 11, 2020. Ms. Myles will serve as a member of KBR’s ELT and report directly to Mr. Bradie. Ms. Myles previously served as the Group Human Resources Director at G4S, a global services company with over 500,000 employees with operations in most countries around the world, working directly for both commercial and government customers. Mr. Bradie commented that Ms. Myles not only brings with her an enviable skill set but also the passion and energy to add significant value to KBR and its people.

(e)	Compensatory Arrangements of Certain Officers.

Effective July 1, 2020, and with an expected duration through March 31, 2021, Mr. Mackey’s compensation will change to reflect the reduced work schedule of his retirement transition. Specifically, Mr. Mackey will receive the following compensation: (1) an annual base salary of $128,750 USD (25% of his current base salary of $515,000 USD) commensurate with a reduced time commitment (approximately 25% time) through March 31, 2021, even if involuntarily terminated by KBR prior to that date; (2) continued eligibility to participate in KBR’s annual short-term incentive plan for the 2020 fiscal year with a target payout percentage of 90% but with the 2020 bonus payout, if any, reduced to 50% for the last six months of the year, and if involuntarily terminated by KBR prior to the payment date of the bonus, a 2020 bonus payout, if any, prorated to the date of involuntary termination; (3) no new awards under KBR’s stock and incentive plan (the “LTI Plan”), but full payout of the 2018 cash performance award units in March 2021 with such payout, if any, reduced to 25% for the last six months of 2020, and if involuntarily terminated by KBR prior to the payment date, a payout of the 2018 cash performance award units, if any, prorated to the date of involuntary termination (excluding a termination for “Cause” as defined in the LTI Plan); (4) scheduled vesting of the performance stock units and/or restricted stock units (“RSUs”) set to vest in February 2021 but prorated to reflect the period worked at 25% time, and if involuntarily terminated by KBR prior to the vesting dates in February 2021, such units will vest upon the date of involuntary termination (excluding a termination for “Cause” as defined in the LTI Plan); (5) accelerated vesting of 3,333 (out of the total of 5,624) RSUs set to vest February 28, 2022, to the effective date of the end of the retirement transition period, and if involuntarily terminated by KBR prior to the end of the retirement transition period, the 3,333 RSUs will vest upon the date of involuntary termination; and (6) continued eligibility to participate in the other compensation and benefit plans generally available to KBR’s senior executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: April 9, 2020	By:	/s/ Adam M. Kramer
	Name:	Adam M. Kramer
	Title:	Vice President, Public Law and Corporate Secretary